Exhibit 3.5

Rules of Procedure of the Supervisory Board of

[Koninklijke] Ahold Delhaize N.V.

1	CHAPTER 1

1.1	RESPONSIBILITIES OF THE SUPERVISORY BOARD

1.1.1

The Supervisory Board (the “Supervisory Board”) is responsible for supervising [Koninklijke] Ahold Delhaize N.V.’s (the “Company”) management and the Company’s general affairs and the business connected with it, and for advising the Management Board (the “Management Board”) and the Executive Committee (the “Executive Committee”). In performing its duties, the Supervisory Board shall be guided by the interests of the Company and its business, and shall take into account the relevant interests of the Company’s stakeholders (including but not limited to its shareholders).[1] The Supervisory Board shall also have due regard for corporate responsibility issues that are relevant to the enterprise. The Supervisory Board is responsible for the quality of its own performance.[2]

1.1.2	The responsibilities of the Supervisory Board shall include:

(a)	supervising, monitoring, and advising the Management Board and, where applicable, the Executive Committee on:[3]

(i)	the Company’s performance;

(ii)	the Company’s strategy and risks inherent to its business activities;[4]

(iii)	the design and effectiveness of the internal risk management and control systems;

(iv)	the financial reporting process;

(v)	corporate responsibility;

(vi)	the relationship with shareholders; and

(vii)	compliance with legislation;

[1]	Article 2:104 (2) Dutch Civil Code (Burgerlijk Wetboek) (“BW”).
[2]	Principle III.1 Dutch corporate governance code (the “Code”) and Article 22.1 of the articles of association (“Articles”).
[3]	Best Practice Principle II.1.6 Code.
[4]	Best Practice Principle II.1.2 (b) Code.

(b)	disclosing, complying with and enforcing the Company’s corporate governance structure;

(c)	approving the annual accounts and approving the Company’s annual budget and major capital expenditures;

(d)	selecting, and recommending the appointment of, the Company’s external auditor;

(e)

selecting, and recommending the appointment of the members of the Management Board, appoint, suspend and dismiss members of the Executive Committee not being a member of the Management Board, set the number of members of the Executive Committee, proposing the remuneration policy for members of the Management Board (such policy to be adopted by the general meeting of shareholders of the Company (the “General Meeting”)), fixing the remuneration and contractual terms and conditions of the members of the Management Board and the Executive Committee;

(f)	selecting and recommending the appointment of the members of the Supervisory Board and proposing the remuneration of its members;

(g)

evaluating and assessing the functioning of the Management Board, the Executive Committee, the Supervisory Board, its committees and their individual members (including the evaluation of the Supervisory Board’s profile and the induction, education and training program (see articles 1.2.1 and 1.7));

(h)

evaluating and assessing the corporate strategy and the main risks of the business, the result of the assessment by the Executive Committee of the design and effectiveness of the internal risk management and control systems, as well as any significant changes thereto;[5]

(i)

handling, and deciding on, reported potential conflicts of interests within the meaning of article 1.9 between the Company on the one side and members of the Management Board or the Executive Committee, the external auditor and the major shareholder(s) on the other side and;

(j)	handling, and deciding on, reported alleged irregularities that relate to the functioning of the Management Board or the Executive Committee within the meaning of article 1.10.

1.1.3	The Supervisory Board shall prepare and publish a report on its functioning and activities and of the committees during the preceding financial year.

[5]	Best Practice Principle III.1.8 Code.

1.2	COMPOSITION, EXPERTISE AND INDEPENDENCE OF THE SUPERVISORY BOARD

1.2.1	The Supervisory Board consists of such number of members as fixed in accordance with article 21 of the articles of association of the Company (the “Articles of Association”).[6]

1.2.2

The Supervisory Board shall prepare a profile of its scope and composition taking into account the nature of the business, its activities, and the desired expertise, experience and independence of its members. The profile shall deal with the aspects of diversity in the composition of the Supervisory Board that are relevant to the Company and shall state what specific objective is pursued by the Supervisory Board in relation to diversity. In so far as the existing situation differs from the intended situation, the Supervisory Board shall account for this in the report of the Supervisory Board and shall indicate how and within what period it expects to achieve this aim. The Supervisory Board shall evaluate the profile annually. The present profile of the Supervisory Board is attached as Schedule 1 and is published on the Company’s website.[7]

1.2.3

The composition of the Supervisory Board shall be such that the combined experience, expertise and independence of its members meet the profile attached as Schedule 1 and enables the Supervisory Board to best carry out the variety of its responsibilities and duties to the Company and all others involved in the Company (including its shareholders), consistent with applicable law and regulations.

1.2.4	In composing the Supervisory Board, the following requirements must be observed:

(a)	all of its members must be capable of assessing the broad outline of the overall policy of the Company and its business;

(b)

each of its members must match the applicable profile attached as Schedule 1 and, by way of their respective participation in the Supervisory Board (upon (re)appointment and thereafter), the Supervisory Board as a whole must be composed in accordance with article 1.2.3;

[6]	Article 21 Articles.
[7]	Best Practice Principle III.3.1 Code and Article 21.2 Articles.

(c)	at least one of the members of the Supervisory Board must have relevant expertise in financial administration and accounting for listed companies or other large companies;[8]

(d)	all of its members, with the exception of no more than one person, must be independent within the meaning of the Dutch Corporate Governance Code (the “Code”);[9]

(e)	none of its members may be appointed after his/her third four-year term, or his/her twelfth year in office;[10]

(f)

the main duties or the number and nature of other Supervisory Board memberships held by a member of the Supervisory Board should be such that they do not interfere with a proper exercise of the duties as a member of the Supervisory Board. A member of the Supervisory Board shall promptly notify the Company of any changes in his or her duties and other Supervisory Board memberships;

(g)

the number of Supervisory Boards of Dutch listed or non-listed companies of which a member of the Supervisory Board may be a member shall be limited to a maximum of five, for which purpose the chairmanship of a Supervisory Board of a Dutch listed company counts double, and shall be in accordance with the provisions of Article 2:142a of the Dutch Civil Code;[11]

(h)

no member of the Supervisory Board may be a member of the Management Board of the administrative trust that holds and administers the shares in the Company’s capital by way of fiducia cum amico (ten titel van beheer);

(i)	the Chairman of the Supervisory Board may not be a former member of the Management Board or Executive Committee.[12]

1.2.5

The Supervisory Board may appoint in accordance with the Articles of Association one or more members as “delegated” Supervisory Board members. Delegated Supervisory Board members are Supervisory Board members with a special task. The delegated authority may not exceed the duties of the Supervisory Board member him/herself and does therefore not include managing the Company; it entails more intensive supervision and advice and

[8]	Best Practice Principle III.3.2 Code.
[9]	Best Practice Principles III.2.1 and III.2.2 Code.
[10]	Best Practice Principle III.3.5 Code and Article 21.3 Articles.
[11]	Best Practice Principle III.3.4 Code and Article 2:142a BW.
[12]	Best Practice Principle III.4.2 Code.

more frequent consultation with the Management Board. The delegation shall be of a temporary nature only. The delegation may not detract from the function and power of the Supervisory Board. Delegated Supervisory Board members remain members of the Supervisory Board.13

1.2.6

Each member of the Supervisory Board shall provide such information to the Company as is necessary to enable the Company to comply with applicable laws and regulations (including the rules of any stock exchanges on which the Company may be listed).

1.3	CHAIRMAN, (FIRST) VICE-CHAIRMAN AND COMPANY SECRETARY

1.3.1

The Supervisory Board shall appoint one of its members as Chairman and one of its members as a First Vice-Chairman. The Supervisory Board may appoint one of its members as Second Vice-Chairman. The Chairman so appointed shall have the title of “Chairman of the Supervisory Board” (President-Commissaris).[14]

1.3.2

The Chairman shall ensure the proper functioning of the Supervisory Board and its committees, and shall act on behalf of the Supervisory Board as the main contact for the Management Board members (and where applicable the Executive Committee members) and the Supervisory Board members.[15]

1.3.3	The Chairman and the First Vice-Chairman together form the Presidium of the Supervisory Board. The Presidium holds regular discussions with the CEO and the Deputy Chief Executive Officer.

1.3.4	The Chairman:[16]

(a)	determines the agenda of the meetings of the Supervisory Board;

(b)	chairs the meetings of the Supervisory Board;

(c)	ensures the appointment of a First Vice-Chairman;

(d)	monitors and procures the proper functioning and adequate performance of the Supervisory Board and its committees;

(e)	arranges for the adequate and timely submission of information to the members of the Supervisory Board as necessary to perform their duties;

[13]	Best Practice Principle III.6.6 Code and Articles 22.11, 22.12 and 22.13 Articles.
[14]	Article 22.2 Articles.
[15]	Best Practice Principle III.4 Code.
[16]	Best Practice Principle III.4.1 Code.

(f)	co-ordinates the Supervisory Board’s decision-making process and ensures that there is sufficient time for consultation, consideration and decision taking;

(g)	arranges for the induction and training program for members of the Supervisory Board;

(h)

acts on behalf of the Supervisory Board as main contact for the Management Board and works council and ensures that contact with the Management Board and works council is proper and productive and that the results thereof are timely and prudently communicated to the other members of the Supervisory Board;[17]

(i)	initiates and ensures the annual evaluation of the functioning of the Supervisory Board and its members, of the Management Board and its members and of the Executive Committee and its members;

(j)	receives, and decides on, reported potential conflicts of interests within the meaning of article 1.9;

(k)	receives, and decided on, reported alleged irregularities relating to the functioning of the members of the Management Board or the Executive Committee within the meaning of article 1.10; and

(l)	as Chairman ensures the orderly and efficient conduct of the General Meeting.

1.3.5

The First Vice-Chairman of the Supervisory Board shall deputize for the Chairman when the occasion arises, and assumes the powers and duties of, the Chairman in the latter’s absence. The First Vice-Chairman shall act as contact for individual Supervisory Board members, Management Board members and Executive Committee members concerning the functioning of the Chairman of the Supervisory Board.[18]

1.3.6	The Supervisory Board shall be assisted by a company secretary (the “Company Secretary”) to be appointed and dismissed by the Management Board, with the approval of the Supervisory Board.[19]

1.3.7	The Company Secretary shall be primarily responsible for:[20]

[17]	Best Practice Principle III.1.1 Code.
[18]	Best Practice Principle III.4.4 Code.
[19]	Best Practice Principle III.4.3 Code.
[20]	Best Practice Principle III.4.3 Code.

(a)	compliance of the Supervisory Board’s functioning with Dutch law, the Articles of Association and the rules and regulations issued pursuant thereto (including the Code and these Rules of Procedure);

(b)	assisting the Chairman of the Supervisory Board in the logistics of the Supervisory Board (information, agenda, evaluation, etc.);

(c)	the induction, education and training program.

1.4	(RE-)APPOINTMENT, TERM AND RESIGNATION

1.4.1

The members of the Supervisory Board shall be appointed in the manner as provided in the Articles of Association on the recommendation or nomination of the Supervisory Board. The recommendation or nomination for appointment shall state the reasons for it. On re-appointment, the manner in which the candidate fulfilled his/her duties as member of the Supervisory Board shall be taken into account. Members of the Supervisory Board shall hold office for a maximum period of four years and shall thereafter be eligible for re-appointment, provided that no member shall hold office for more than three four-year terms or twelve years, as the case may be.

1.4.2

The Supervisory Board shall prepare a resignation rota to prevent, to the greatest extent possible, re-appointments occurring simultaneously. The present resignation rota of the Supervisory Board is attached as Schedule 2 and is published on the Company’s website. Subject to article 1.4.3, members of the Supervisory Board shall resign in accordance with the resignation rota.[21]

1.4.3

Members of the Supervisory Board shall resign early in the event of inadequate performance, structural incompatibility of interests, and other instances where resignation is deemed necessary at the discretion of the Supervisory Board.[22]

1.4.4

Members of the Supervisory Board who take on the management of the Company temporarily, where the Management Board or Executive Committee members are absent or unable to discharge their duties, shall (temporarily) resign from the Supervisory Board in order to do so.[23]

1.5	SUPERVISORY BOARD COMMITTEES

1.5.1

The Supervisory Board shall have at least four standing committees, i.e., the Audit, Finance & Risk Committee, the Remuneration Committee, the Governance & Nomination Committee and the Sustainability & Innovation

[21]	Best practice Principle III.3.6 Code and Article 21.4 Articles.
[22]	Best practice Principle III.1.4 Code.
[23]	Best practice Principle III.6.7 Code and Article 22.15 Articles.

Committee, to be appointed by the Supervisory Board from its own members. The Supervisory Board as a whole remains responsible for its decisions even if they were prepared by one of the board’s committees.24

1.5.2

The Supervisory Board shall prepare charters of each of the respective committees. The present charters of the respective committees are included in these Rules of Procedure as Chapters 2 through 5.[25] Unless stated otherwise, the provisions of these Rules of Procedure shall accordingly apply to the committees.

1.5.3

The composition of the committees, the number of committee meetings and the main items discussed therein shall be recorded in the Supervisory Board’s report. The charters and the composition of the committees shall be placed on the Company’s website.[26]

1.5.4	Should one or more committees as referred to in Article 1.5.1 not be instituted, their respective charter shall apply mutatis mutandis to the Supervisory Board.

1.5.5	The Supervisory Board shall receive from each committee a report of its deliberations and findings, as soon as practically possible after each meeting of such committee.[27]

1.6	REMUNERATION

1.6.1	The remuneration of the members of the Supervisory Board shall be determined by the General Meeting upon a proposal by the Supervisory Board.[28]

1.6.2

Members of the Supervisory Board shall be reimbursed for all reasonable costs incurred in connection with their attendance of meetings. Any other expenses shall only be reimbursed, either in whole or in part, if incurred with the prior consent of the Chairman; the Chairman will inform the Supervisory Board on an annual basis on the policy of reimbursement of expenses.[29]

1.6.3

The remuneration determined by the General Meeting shall be agreed in writing between the Company and each individual member of the Supervisory Board. If the members of the Supervisory Board are required to charge VAT on their fees, the Company shall pay the amount of VAT. The annual report shall

[24]	Best Practice Principle III.5.1 Code.
[25]	Best Practice Principle III.5.1 Code.
[26]	Best Practice Principle III.5.2 Code.
[27]	Best Practice Principle III.5.3 Code.
[28]	Article 23.1 Articles.
[29]	Article 23.2 Articles.

contain full and detailed information on the amount and structure of the remuneration of Supervisory Board members.

1.7	INDUCTION PROGRAM AND ONGOING TRAINING AND EDUCATION[30]

1.7.1	Once appointed, each member of the Supervisory Board shall follow an induction program, prepared and sponsored by the Company.

1.7.2

The Supervisory Board shall evaluate the induction program from time to time to identify any other specific aspects in respect of which further training and education is required, such evaluation shall be sponsored by the Company.

1.8	SUPERVISORY BOARD MEETINGS (AGENDA, TELECONFERENCING, ATTENDANCE, MINUTES) AND RESOLUTIONS

1.8.1

The Supervisory Board shall hold at least six meetings per year and whenever one or more of its members have requested a meeting. The meetings shall generally be held at the offices of the Company, but may also take place elsewhere. In addition, meetings may be held by telephone or videoconference provided that all participants can hear each other simultaneously.[31]

1.8.2	Unless the Supervisory Board decides otherwise, meetings of the Supervisory Board shall be attended by one or more members of the Management Board, save for meetings concerning:[32]

(a)	the evaluation of the functioning of the Management Board or the Executive Committee and its individual members, and the conclusions to be drawn from that evaluation;

(b)	the evaluation of the functioning of the Supervisory Board and its individual members, and the conclusions to be drawn from that evaluation;

(c)	the desired profile, scope and composition of the Supervisory Board;

(d)	potential conflicts of interests of members of the Management Board or the Executive Committee within the meaning of article 1.9.

Save for meetings concerning the items referred to under (a) through (d) above, the chairman of the Management Board shall determine, in consultation with and subject to the approval of the Chairman, which other members of the Executive Committee will attend a specific Supervisory Board meeting.

[30]	Best Practice Principle Iii.3.3 Code.
[31]	Article 22.3 Articles.
[32]	Article 22.4 Articles.

The external auditor of the Company shall be requested to attend each Supervisory Board meeting at which the examination, adoption and, if applicable, approval of the annual accounts are discussed.

1.8.3

Meetings shall be convened by the Company Secretary on behalf of the member(s) requesting the meeting. Where this is practically possible, notices convening a meeting and the agenda of items to be considered and discussed therein shall be dispatched before the meeting and sent to each member of the Supervisory Board and the chairman of the Management Board.

1.8.4

Minutes of the meeting shall be prepared by the secretary of the meeting. They shall generally be adopted in the next meeting. A certificate signed by the chairman and the secretary of the meeting confirming that the Supervisory Board had adopted a particular resolution, shall constitute evidence of such resolution vis-à-vis third parties. If all members of the Supervisory Board agree on the contents of the minutes, they may be adopted earlier. The minutes shall be signed for adoption by the chairman and shall be dispatched to all members of the Supervisory Board as soon as practically possible. The (Deputy) Company Secretary may issue and sign extracts of the adopted minutes.

1.8.5

The Supervisory Board can only validly adopt resolutions in a meeting at which at least one half of its members is present or represented, with the provision that members who have a conflict of interest as referred to in article 1.9 shall not be taken into account when calculating this quorum.[33]

1.8.6

Where possible, resolutions of the Supervisory Board are adopted by unanimous vote. Where this is not possible, resolutions of the Supervisory Board are adopted by an absolute majority of votes, with the provision that members who have a conflict of interest as referred to in article 1.9 shall not take part in the voting.[34] In the vent of a tie, the Presidium of the Supervisory Board shall resolve on the matter.

1.8.7

The Supervisory Board may also adopt resolutions outside a meeting, provided that all members of the Supervisory Board have had the opportunity to voice their opinion in respect of the proposal concerned and that no member has objected to this form of decision-taking, provided that members who have a conflict of interest as referred to in article 1.9 shall not participate in the voting. Subject to article 1.9, the Supervisory Board can only adopt resolutions outside a meeting if at least three-fourths of the members have declared themselves in favor of the proposal. In case a member of the Supervisory Board has a conflict of interest as referred to in article 1.9, the other members shall be informed thereof. The member of the Supervisory Board who has a conflict of interest as

[33]	Article 22.7 Articles.
[34]	Article 22.6 Articles.

referred to in article 1.9 shall be informed about the resolutions adopted by the Supervisory Board. The Chairman shall prepare and sign a report of the resolution adopted in this manner, enclosing any written replies received. The adoption of resolutions outside a meeting must be reported at the next meeting.

1.8.8	The ongoing items to be considered and discussed at Supervisory Board meetings include:

(a)	receiving reports from the committees;

(b)	reviewing the financial results and the reporting thereof;

(c)	reviewing the Company’s budget;

(d)	major capital expenditures in excess of the Company’s budget;

(e)	approving major decisions requiring Supervisory Board action;

(f)	discussing and approving corporate strategy (and changes thereto) with the Executive Committee;

(g)	the main risks of the business;

(h)	long-term capital structures;

(i)	new lines of business;

(j)	major acquisitions and divestments;

(k)	major litigation; and

(l)	the result of the evaluation by the Executive Committee of the design and effectiveness of the internal risk management and control systems, as well as any significant changes thereto.

1.9	CONFLICT OF INTEREST[35]

1.9.1

Each Supervisory Board member (other than the Chairman of the Supervisory Board) shall immediately report any potential conflict concerning a Supervisory Board member to the Chairman of the Supervisory Board. The Supervisory Board member with such (potential) conflict of interest must provide the Chairman of the Supervisory Board with all information relevant to the conflict of interest, including information relating to his/her wife/husband, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. The Chairman of the Supervisory Board will

35 Article 22.8 Articles.

determine whether a reported (potential) conflict of interest qualifies as a conflict of interest to which article 1.9.3 applies.36

1.9.2

In case the Chairman of the Supervisory Board has a potential conflict of interest he shall immediately report such potential conflict to the First Vice-Chairman of the Supervisory Board. The Chairman of the Supervisory Board must provide the First Vice-Chairman of the Supervisory Board with all information relevant to the conflict of interest, including information relating to his/her wife/husband, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. The First Vice-Chairman of the Supervisory Board will determine whether a reported (potential) conflict of interest qualifies as a conflict of interest to which article 1.9.3 applies.

1.9.3

A member of the Supervisory Board shall not participate in the discussions and decision-taking process on a subject or transaction in relation to which he/she has a conflict of interest (tegenstrijdig belang) with the Company within the meaning of Article 2:140, paragraph 5 of the Dutch Civil Code (“conflict of interest”). If as a result thereof no resolution of the Supervisory Board can be adopted, the resolution is adopted by the General Meeting. Such transaction, if approved, must be concluded on terms at least customary in the sector concerned and be approved by the Supervisory Board.[37]

1.9.4

In case a potential conflict of interest is reported in respect of any member of the Management Board or the Executive Committee, the Supervisory Board will determine whether a reported (potential) conflict of interest qualifies as a conflict of interest for which such member or members of the Management Board or the Executive Committee should not participate in the discussions and decision-taking process of the Management Board or the Executive Committee.[38]

1.9.5

The Chairman of the Supervisory Board shall procure that the transactions referred to in this article (concerning members of the Supervisory Board) will be referred to in the Company’s annual report, with a declaration that the provisions in the Code have been complied with.[39]

1.9.6

The external auditor of the Company, as well as each member of the Management Board, the Executive Committee and the Supervisory Board shall immediately report any potential conflict concerning the external auditor to the Chairman of the Supervisory Board. The external auditor of the Company, as well as each member of the Management Board, the Executive Committee and

[36]	Best Practice Principle III.6.1 Code.
[37]	Best Practice Principle III.6.2 and III.6.3 Code and Article 2:140 (5) BW.
[38]	Best Practice Principle II.3.2 Code.
[39]	Best Practice Principle II.3.4 Code.

Supervisory Board must provide all information relevant to the conflict of interest to the Chairman of the Supervisory Board. In case a potential conflict of interest is reported in respect of the external auditor of the Company the Supervisory Board will determine whether a reported (potential) conflict of interest qualifies as a conflict of interest pursuant to which the appointment of the external auditor will have to be reconsidered or other measures must be taken to resolve it.40

The Chairman of the Supervisory Board shall procure that those measures will be mentioned in the Company’s annual report, with a declaration that the provisions in the Code have been complied with.

The external auditor shall in any event have a conflict of interest with the Company, if:

(a)	the external auditor or its firm engages in prohibited non-audit activities for the Company;

(b)	the responsible partner in the external auditors firm has been in charge of the audit activities for the Company during a continuous period of five years without rotation;

(c)	under applicable law, including the rules of any exchange on which the Company’s shares are listed, such conflict of interest exists or is deemed to exist;

(d)	the Supervisory Board at his/her sole discretion has ruled that such conflict of interest exists or is deemed to exist.

1.10	RELATIONSHIP WITH THE MANAGEMENT BOARD AND THE EXECUTIVE COMMITTEE[41]

1.10.1

The Supervisory Board, and its individual members, has its own responsibility for obtaining all information from the Management Board and the Executive Committee and the external auditor that the Supervisory Board requires for the due performance of its duties. If the Supervisory Board deems necessary, it may obtain information from officers and external advisors of the Company. The Management Board shall provide the necessary means for this purpose. The Supervisory Board may require that certain officers and external advisors attend its meetings.[42]

[40]	Best Practice Principle III.6.5 Code.
[41]	Best Practice Principle III.1.1 Code.
[42]	Best Practice Principle III.1.9 Code.

1.10.2

The Management Board shall timely provide the Supervisory Board with information (if possible, in writing) on all facts and developments concerning the Company which the Supervisory Board may need to function as required and to properly carry out its duties.

1.10.3

If a member of the Supervisory Board should receive information or indications relevant to the Supervisory Board in the proper performance of its supervisory and advisory tasks (from a source other than the Management Board, the Executive Committee or Supervisory Board), he shall make this information available to the Chairman as soon as possible. The Chairman of the Supervisory Board shall subsequently inform the entire Supervisory Board.

1.10.4

Notwithstanding article 1.8.2, all members of the Management Board will be invited for and will in principle attend each Supervisory Board meeting. Notwithstanding article 1.8.2, the chairman of the Management Board shall determine, in consultation with and subject to the approval of the Chairman, which members of the Executive Committee not being a member of the Management Board will attend a specific Supervisory Board meeting.

1.10.5

If a takeover bid for the Company’s shares or depositary receipts of the Company’s shares is in the process of being prepared, the Management Board shall ensure that the Supervisory Board is closely involved in the takeover process in a timely fashion. Furthermore, if the Management Board receives a request from a competing bidder to inspect the Company’s records, the Management Board shall discuss this request with the Supervisory Board without delay.

1.11	RELATIONSHIP WITH THE SHAREHOLDERS[43]

1.11.1

The members of the Management Board and the members of the Supervisory Board shall attend General Meetings, unless they are prevented from attending on serious grounds. In conformity with the Articles of Association, the Chairman shall, as a general rule, chair General Meetings, and shall decide on the contents of resolutions. The ruling pronounced by the Chairman in respect of the outcome of a vote in a General Meeting shall be decisive subject to the provisions of Article 2:13 of the Dutch Civil Code.

1.11.2

The Supervisory Board shall provide the General Meeting with any information it may require concerning an item on the agenda, unless important interests (zwaarwegende belangen) of the Company or any law, rules or regulations

[43]	Best Practice Principle III.1.1 Code.

applicable to the Company prevent it from doing so. The Supervisory Board shall specify the reasons for invoking such important interests.44

1.11.3	The Supervisory Board shall inform the shareholders by means of explanatory notes to the agenda of all facts and circumstances relevant to the matters included in the agenda.

1.12	SELF-EVALUATION[45]

At least once a year, in a self-evaluation the Supervisory Board shall discuss:

(a)	the functioning of the Supervisory Board, the separate committees, and its individual members, and the conclusions to be drawn on the basis thereof;

(b)	the desired profile, composition and competence of the Supervisory Board;

(c)	the functioning of the Management Board, the Executive Committee and its individual members and the conclusions to be drawn on the basis thereof;

(d)	the evaluation of the induction, education and training program as referred to in article 1.7.

The report of the Supervisory Board shall state how the evaluation of the functioning of the Supervisory Board, the separate committees and the individual Supervisory Board members has been carried out.

1.13	HOLDING AND TRADING SECURITIES[46]

1.13.1

Should any member of the Supervisory Board hold securities in the Company, this will be for the purpose of long-term investment; members of the Supervisory Board will refrain from short-term transactions in securities in the Company.[47]

1.13.2

With respect to securities in the Company, members of Supervisory Board are bound to the Koninklijke Ahold Delhaize N.V. Policy on inside information and securities trading and must at all times comply with all Dutch and foreign statutory provisions and regulations, including applicable notification requirements, applicable to the ownership of and transactions related to securities in the Company.

[44]	Best Practice Principle IV.3.5 Code.
[45]	Best Practice Principle III.1.7 Code.
[46]	Best Practice Principle III.6.5 Code.
[47]	Best Practice III.7.2. Code.

1.14	STATUS AND CONTENTS OF THE RULES OF PROCEDURE

1.14.1

These Rules of Procedure are established pursuant to article 22.10 of the Articles of Association. These Rules of Procedure are complementary to the rules and regulations (from time to time) applicable to the Supervisory Board under Dutch law and the Articles of Association.

1.14.2

Where these Rules of Procedure are inconsistent with Dutch law or the Articles of Association, Dutch law or the Articles of Association, as the case may be, shall prevail. Where these Rules of Procedure conform to the Articles of Association but are inconsistent with Dutch law, the latter shall prevail. If one or more provisions of these Rules of Procedure are or become invalid, this shall not affect the validity of the remaining provisions. The Supervisory Board shall replace the invalid provisions by those which are valid and the effect of which, given the contents and purpose of these Rules of Procedure, is to the greatest extent possible similar to that of the invalid provisions.

1.14.3	These following schedules are attached to, and form an integral part of, these Rules of Procedure:

Schedule 1 The profile of the Supervisory Board’s scope and composition

Schedule 2 The resignation rota for members of the Supervisory Board

1.14.4	In its resolution adopted on [•], the Supervisory Board unanimously declared that:

(a)	it will comply with and be bound by the obligations arising from these Rules of Procedure;

(b)	it will cause newly appointed members of the Supervisory Board to issue a declaration as referred to in subparagraph (a).

1.14.5	On [•] all members of the Management Board and the Executive Committee declared that:

(a)	they will comply with and be bound by the obligations arising from these Rules of Procedure to the extent that they apply to the Management Board or the Executive Committee and its members;

(b)	they will cause newly appointed members of the Management Board and the Executive Committee to issue a declaration as referred to in subparagraph (a).

1.15	CONFIDENTIALITY

Members of the Supervisory Board shall treat all information and documentation acquired within the framework of their membership with the necessary discretion and, in the case of classified information, with the appropriate secrecy. Classified information shall not be disclosed outside the Supervisory Board, the Management Board or Executive Committee, made public or otherwise made available to third parties, even after resignation from the Supervisory Board, unless it has been made public by the Company or it has been established that the information is already in the public domain.

1.16	AMENDMENT

Without prejudice to the provisions of article 1.14.2, these Rules of Procedure, including the committee charters, may be amended by a resolution of the Supervisory Board to that effect. Such resolutions shall be referred to in the Supervisory Board’s report in the annual report.

1.17	GOVERNING LAW

These Rules of Procedure shall be governed by and construed in accordance with the law of the Netherlands.

[COMMITTEE CHARTERS AND SCHEDULES TO BE INCLUDED]